Exhibit 10.1 – Third Amendment to Employment Agreement with Mr. Moore

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the "Amendment") is entered into as of the 17th day of January, 2011 (the “Effective Date”), between Symmetry Medical Inc., a Delaware corporation (the "Company"), and Brian Moore (the "Executive").

WHEREAS, The Company and the Executive have entered into an Employment Agreement dated as of June 11, 2003, as amended May 4, 2010 and June 10, 2010 (collectively the "Employment Agreement"), and

WHEREAS, Company and Executive desire to amend the Employment Agreement in certain respects;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, and in consideration of the following mutual undertakings, the Employment Agreement is amended as follows:

1.           Except to the extent specifically altered or amended by the terms of this Amendment, all terms of the Employment Agreement shall remain in full force and effect.

2.           Paragraph 1 is deleted in its entirety and replaced with the following:

The Company shall employ Executive, and Executive hereby accepts employment with the Company upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on June 30, 2012 (the “Employment Period”).

3.           Subparagraphs 2 (a) and (b) are deleted in their entirety and replaced with the following:

Position and Duties.

(a)
During the Employment Period, Executive shall serve as President of Business Development and shall report directly to the Chairman of the Company’s Board of Directors (the “Board”).  Executive shall have the duties, responsibilities, functions and authority as those of similar rank in the Company and as further delegated to him by the Chairman of the Board and subject to the power and authority of the Board to expand or contract such duties and responsibilities.  Executive shall devote his full time and attention, (except for permitted vacation time and periods of illness) to such duties for the Company and its Subsidiaries.

(b)
Executive shall perform the duties, responsibilities and functions hereunder to the best of his abilities and in compliance with the Company’s policies and procedures in all material respects.  So long as Executive is employed by the Company he shall not accept employment with other organizations without the consent of the Chairman of the Board.

4.           A new Subsection (d) is added to Section 2 as set forth below:

Company shall provide to Executive the normal support and administrative services provided to those of comparable positions, which shall include but not be limited to cell phone/blackberry, e-mail, company computer, secretarial support and similar levels of support necessary for him to effectively perform his duties.

5.           Subparagraphs 3 (a) and (c) of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

Section (a) is replaced with the following: During the Employment Period Executive’s base salary shall be $6,846.15 per week, less all deductions required by law or authorized by Executive (the “Base Salary”).  The Base Salary for the Term shall equal $513,461.  Executive shall also receive a discretionary bonus in a percentage comparable to that paid to the Company’s other senior executives for work during 2010, if any is paid.

Section (c) is replaced with the following:  In addition to the Base Salary, Executive shall be entitled to receive a performance bonus equal to 90% of any fees or compensation the Company receives from third parties for Executive’s work or provision of services for such third parties, net of any costs of travel, taxes and expenses incurred by the Company in Executive’s performance of such duties.

6.           Paragraph 4 of the Employment Agreement is deleted in its entirety.

7.           Subparagraph (a) of paragraph 5 of the Employment Agreement is amended in its entirety to read as follows:

Executive's employment under this Agreement shall be terminated upon any of the following occurrences: (i) upon Executive's death or mental or physical disability or incapacity (as determined by the Board in its good faith judgment); (ii) at the Company's discretion at any time, and for any reason; or (iii) at the Executive's discretion at any time.

8.           Subparagraph (b) of paragraph 5 is deleted and replaced in its entirety to read as follows:

If Executive's employment under this Agreement is terminated by either party for any reason prior to the end of the Employment Period, Executive shall be entitled to: (i) receive his Base Salary through the date of termination, (ii) any earned, but unpaid, bonus and other benefits, (iii) continue to receive any unpaid Base Salary in equal installments on the Company’s normal pay days as special severance payments through the end of the Employment Period (the "Severance Period").  Notwithstanding any provisions of this subparagraph (b) to the contrary, Executive will be entitled to the benefits in this clause only if Executive has executed and delivered to the Company a general release in form and substance reasonably satisfactory to the Company and only so long as Executive has not breached any other provisions of this Agreement.  Other than as provided in this subparagraph (b) or in subparagraph (g), Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period.

9.           Subparagraphs (c), (e), (f) and (h) of paragraph 5 of the Employment Agreement are deleted in their entirety.

10.         Paragraph 12 of the Employment Agreement is amended to provide that notices to Executive shall be sent to:  Brian Moore, 55 E Erie. Apt 1901 Chicago, IL 60611-2248 and that notices to the Company shall be sent to Symmetry Medical, Inc. 3724 N. St. Rd 15 Warsaw IN 46814 attn: Chief Executive Officer, with copies to Chief Financial Officer and General Counsel.

11.         The third paragraph of Exhibit A is deleted and replaced with the following:

Executive shall be eligible to participate in the Company’s executive benefit programs, and shall further receive the following benefits:

•	Reimbursement for the cost of an executive physical at Mayo Clinic in January 2011 and January 2012;
•	Use of an automobile through and including December 2011;
•	Membership in the National Association of Corporate Directors and payment for attendance at one course per calendar year, at Executive’s discretion, not to exceed $3,000;
•	Eight round-trip coach class flights between the United States and his home in the UK, not to exceed $18,000 in cost;
•	Reimbursement for up to $5,000 in legal fees and costs incurred by Executive for legal services incurred by Executive related to any efforts required by him to obtain or retain a visa or green card;

•	Reimbursement for up to $5,000 for tax preparation services and/or advice.

12.          Paragraph 26 is hereby deleted and replaced with the following:

Vesting of Restricted Stock.  If Executive’s employment hereunder terminates for any reason prior to the end of the Employment Period (a “Vesting Event”) then:

(a)           If shares of restricted stock covered by the Executive’s Restricted Stock Agreement dated March 31, 2010 have not been granted, in whole or in part, as of the Vesting Event, then their grant will be based on the performance and other criteria therein, and Executive shall remain a Participant in the Plan until such determination and grant is made; and

(b)           Any restrictions on the transfer of any and all restricted stock granted to Executive under the Plan pursuant to Agreements dated: May 3, 2007; May 23, 2008; July 1, 2009; and March 31, 2010 will lapse on the later of the date of termination of employment hereunder or January 3, 2012, and the shares granted thereunder shall vest, subject to the payment of taxes and any other obligations under the granting Agreements, which shall remain in full force and effect except as modified herein.

Intending to be fully bound by the terms and conditions herein, the Company and the Executive have executed this Third Amendment as of the Effective Date.

EXECUTIVE	SYMMETRY MEDICAL INC.

By:
Brian Moore		Craig Reynolds, Chairman of the Board of Directors